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                                              ARTICLES OF AMENDMENT
                                                      OF THE
                                             ARTICLES OF INCORPORATION
                                                        OF
                                           THE HARTCOURT COMPANIES, INC.
                                       DESIGNATING SERIES D PREFERRED STOCK

         Alan Phan certifies that they are the President and Assistant Secretary, respectively, of The Hartcourt Companies, Inc., a Utah corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Articles of Incorporation, as amended, and Section 16-10a-602 of the Utah Business Corporation Act, the Board of Directors of the Corporation acting without shareholder approval, which is not required under such Section 16-10a-602 adopted the following amendment to Article IV of the Articles of Incorporation on October 28, 1997:

         The following is hereby appended to the end of Article IV of the Articles of Incorporation.

         1. Creation of Series D Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 10,000 shares and designated as the Series D Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

         2. Dividend Provisions. The holders of shares of Series D Convertible Preferred Stocks shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends at a par with holders of the common stock, $.01 par value, of the Corporation ("Common Stock") as if the Series D Convertible Preferred Stock has been converted into Common Stock on the record date for the payment of dividend. Dividends shall be waived with respect to any shares of Series D Convertible Preferred Stock which are converted prior to any dividend payment record date. Each issued share of Series D Convertible Preferred Stock shall rank on a parity with each other issued share of Series D Convertible Preferred Stock with respect to dividends.

         3. Redemption Provisions. The Series D Convertible Preferred Stock shall have no redemption rights.

         4. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series D Convertible Preferred Stock shall be entitled to receive an amount equal to $1,000.00 per share. Only after the full preferential liquidation amount has been paid to, or determined and set apart for, the Series D Convertible Preferred Stock and all other series of Preferred Stock heretofore or hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably to the holders of the Common Stock. In the event the assets of the Corporation available for distribution to

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its  shareholders  are  insufficient  to pay the full  preferential  liquidation amount per share required to be paid to the holders of the Corporation's Preferred Stock, the entire amount of assets of the Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts to the holders of all classes of Preferred Stock, all of which amounts shall be distributed among holders of each such series of Preferred Stock according to their respective terms, and the holders of Common Stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, and the Series D Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Utah General Corporation Law and
(iii) the rights contained in other Sections hereof.

         5. Conversion Provisions. The holders of shares of Series D Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a)      Right to Convert.

                           (1) Each  share of  Series  D  Convertible  Preferred
                  Stock shall be convertible, at the option of its holder, at any time, into a number of shares of common stock of the Company at the conversion rate (the "Conversion Rate") defined below.

                           The  Conversion  Rate,  subject  to  the  adjustments
                  described below, shall be equal to $1,000 divided by the Market Price. For purposes of this Section 5(a)(1), Market Price shall be the closing bid price of the Common Stock on the Conversion Date, as reported by the Electronic Bulletin Board sponsored by the National Association of Securities Dealers or the closing bid price on the NASDAQ Small Cap
                  Market, if the Common Stock is then trading on NASDAQ, averaged over the twenty (20) trading days ending on and including the second trading day prior to the date of conversion. Notwithstanding the foregoing, in no event shall the Conversion Rate be less than $1.00 nor more than $2.25, as adjusted for any stock split or recapitalization.

                           The holder shall notify the Corporation, by facsimile
                  notice to the Corporation at (562) 403-1130, copy by overnight courier at 19104 S. Norwalk Boulevard, Artesia, California 90701, of the holder's intent to convert (the "Notice of Conversion") in the form set forth in Section 5(a)(2) hereof, executed by the holder of the shares of Series D Preferred Stock evidencing such holder's intention to convert such shares of Series D Convertible Preferred Stock or a specified portion (as

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                  above provided) thereof,  and accompanied,  if required by the
                  Company,   by  proper   assignment   thereof  in  blank.  Such
                  conversion   shall  be   effectuated   by   surrendering   the
                  certificates representing the shares of Series D Convertible Preferred Stock to be converted. The date on which notice of conversion shall be given shall be the date on which the holder has delivered to the Company, by facsimile or hand delivery, of the Notice of Conversion duly executed to the Company; provided, however, that the Conversion Date specified in such Notice of Conversion is no less than thirty days after the date on which the Notice of Conversion is given. The
                  Company shall cause its transfer agent to complete the issuance of Common Stock within ten (10) business days of receipt of such Notice of Conversion, provided that the Company has received the Series D Convertible Preferred Stock certificates which are the subject of the conversion on or prior to such tenth business day.

                           (2) No less than 10 (or multiple  thereof)  shares of
                  Series D Convertible Preferred Stock may be converted at any one time. No fractional shares of Common Stock shall be issued upon conversion of the Series D Convertible Preferred Stock, in lieu of fractional shares, the number of shares issuable will be rounded to the nearest whole share. The form of Notice of Conversion shall read substantially as follows:

                           The   undersigned   holder   (   the   "Holder")   is
                  surrendering to The Hartcourt Companies, Inc., a Utah corporation (the "Company"), one or more certificates representing shares of Series D Convertible Preferred Stock of the Company (the "Preferred Stock") in connection with the conversion of all or a portion of the Preferred Stock into shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock") as set forth below.

                           1. The Holder  understands  that the Preferred  Stock
                  was issued by the Company pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof.

                           2. The Holder represents and warrants that all offers
                  and sales of the Common Stock issued to the Holder upon such conversion of the Preferred Stock shall be made (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with Rule 144, or (c) pursuant to some other exemption from registration.

                  Number of Shares of Preferred Stock being converted:

                  Conversion Date:


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                  Delivery Instructions for certificates of Common Stock and for
                  new   certificates   representing   any  remaining  shares  of
                  Preferred Stock:





                                                              NAME OF HOLDER:



                                                           (Signature of Holder)

                  (b)      Adjustments to Conversion Rate.

                           (1) Reclassification,  Exchange and Substitution.  If
                  the Common Stock of the Corporation issuable on conversion of the Series D Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series D Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series D Convertible Preferred Stock immediately before that change.

                           (2) Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Common Stock (other than a sub division, combination, reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series D Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series D Convertible Preferred Stock would have been entitled on such capital reorgan ization, merger or sale as if the Series D Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series D Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be prac ticable.

                  (c) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any re organization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Convertible Preferred Stock against impairment.

                  (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series D Convertible Preferred Stock, the
         Corporation at its expense shall promptly compute such adjust ment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate in effect at the time, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series D Convertible Preferred Stock.

                  (e) Notices of Record Date. In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series D Convertible Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

                  (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series D Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series D Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (g) Notices.  Any notices  required by the  provisions of this
         Section 5 to be given to the holders of shares of Series D Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

         6. Voting Provisions. The Series D Convertible Preferred Stock shall be entitled to vote as a class with holders of Common Stock with such number of votes per share as the holder would be entitled to, and at the Conversion Rate, as if the Series D Preferred Stock were converted on the record date for the vote of holders of Common Stock.

         IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Articles of Incorporation to be duly executed by its President and attested to by its Assistant Secretary this 28th day of October, 1997.

                          THE HARTCOURT COMPANIES, INC.



                              Alan Phan, President